EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Digital Animation Development, Inc.

A signed original of this written statement required by Section 906 has been provided to China Digital Animation Development, Inc. and will be retained by China Digital Animation Development, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

October 20, 2009	/s/ Fu Qiang
Fu Qiang (Chief Executive Officer)

October 20, 2009	/s/ Hu Yumei
Hu Yumei (Chief Financial Officer)